EXHIBIT 10.1

EMPLOYMENT AGREEMENT

Duly made and executed as of the 1st day of May, 2006, this Employment Agreement (this “Agreement”) is entered by and between Cell Kinetics Ltd., with offices at 2 Yodfat St. Lod 71291 Israel (the “Company”)

on the first part

and ASaf Ben Arye I.D. No. 57666844, residing at 30 Yefe Nof St., Zichron Yakkov, Israel (the “Employee”)

Whereas, the Company wishes to engage the Employee, and Employee wishes to be employed by the Company, in the position of Chief Executive Officer, on the terms and conditions set forth herein;

NOW, THEREFORE, the parties hereto agree as follows:

1.  Employment

1.1.  The Employee’s employment shall commence on May 1 2006 (the “Commencement Date”).  The Employee shall be employed full time in the position of Chief Executive Officer.  The Employee undertakes to perform such duties and responsibilities as may be assigned to him by the Company’s Board of Directors from time to time.  The Employee shall be subordinated to the Company’s Board of Directors.

1.2.  The Employee undertakes to devote his full time, attention, skill, and effort exclusively to the performance of his duties in the Company and undertakes not to engage, whether as an employee or otherwise, in any business, commercial or professional activities, whether or not for compensation, during his/her employment, without the prior written consent of the Company.  For the avoidance of any doubt, nothing contained herein shall derogate from the Employee’s undertakings as specified in Appendix B attached hereto.  The Company acknowledges that the employee may serve as a director on the Board of a limited and reasonable number of companies provided their activity is not competitive with the Company, as well as from time to time in coordination with the Company’s management provide Academic courses in his field.  Notwithstanding the above, it is agreed that during up to a 3 month period of transition the Employee may continue in his position at Expandis in parallel to beginning his employment with the Company though the time commitment to Expandis shall not interfere with his obligations to the Company.

1.3.  This Agreement may be terminated by either party at any time by giving the other party hereto one hundred and twenty (120) days prior written notice of such termination (the “Notice Period”).

1.4.  Notwithstanding anything to the contrary in Section 1.3 above, the Company may immediately cease the Employee’s employment and may shorten all or part of the Notice Period, regardless of whether notice of termination was given by the Company or by the Employee, and in such event the Employee shall be entitled to receive such Salary and other benefits, as provided in Appendix A attached hereto, as if the Employee were to continue to be employed by the Company for the duration of the Notice Period.

1.5.  Notwithstanding anything to the contrary herein and subject to any applicable law, the Company may terminate the Employee’s employment for Cause without advance notice and without derogating from any remedy to which the Company may be entitled.  A termination for “Cause” is a termination due to (i) the Employee’s embezzlement of funds of the Company; or (ii) the Employee’s material breach of the terms and conditions of this Agreement; or (iii) the Employee being involved in an act which constitutes a breach of trust between himself and the Company or constitutes a breach of discipline; or (iv) the Employee’s intentional conduct causing grave injury to the Company, monetarily or otherwise.

1.6.  The Employee shall have no right for a lien on any of the Company’s assets, equipment or any other material including car and cellular phone if applicable and including information or Confidential Information as defined in Exhibit B attached to this agreement (hereinafter the “Company’s Equipment”) in its possession.

2.  Special Agreement

.  It is agreed between the parties that this Agreement is a personal agreement, and that the position the Employee is to hold within the Company is a management position which requires a special measure of personal trust, as such terms are defined in the Working Hours and Rest Law 5711 - 1951, as amended (the “Law”).  The provisions of any collective bargaining agreement which exist or shall exist do not, and will not, apply to the employment of the Employee, whether such agreement was signed among the government, the General Federation of Labor and Employers organizations, or any of such parties, or whether signed by others, in relation to the field or fields of the business of the Company or in relation to the position held by or the profession of the Employee.  In light of this relationship of trust, the provisions of the Law will not apply to the performance by the Employee of his/her duties hereunder.  Thus, the Employee may be required, from time to time and according to the work load demanded of him/her, to work beyond the regular working hours and the Employee shall not be entitled to any further compensation other than as specified in this Agreement and the Appendixes hereto.

3.  Compensation

.  In consideration for the performance of his/her duties, the Employee shall be entitled to the compensation set forth in Appendix A attached hereto.

4.  Non Disclosure, Competitive Activity And Ownership Of Inventions

.  Simultaneously with the signing of this Agreement the Employee shall sign the Non-Disclosure, Unfair Competition and Ownership of Inventions undertaking in favor of the Company and any subsidiary and parent company of the Company, attached hereto as Appendix B.

5.  Representations And Undertakings

.  The Employee represents and undertakes all of the following:

5.1.  There are no other undertakings or agreements preventing him/her from committing himself/herself in accordance with this agreement and performing his/her obligations hereunder.

5.2.  To the best of his knowledge:  (i) he is not currently, nor will he by entering into this Agreement be deemed to be, violating any rights of his former employer; and (ii) he is not currently, nor will he by entering into this Agreement be deemed to be, in breach of any of his/her obligations towards his former employer.

5.3.  He shall inform the Company, immediately upon becoming aware, of every matter in which he or his immediate family has a personal interest and which might give rise to a conflict of interest with his duties under the terms of his employment.

5.4.  The Employee acknowledges and agrees that from time to time he may be required by the Company to travel and stay abroad as part of his duties towards the Company.

5.5.  He shall not receive any payment and/or benefit from any third party, directly or indirectly in connection with his employment.  In the event the Employee breaches this Sub-section, without derogating from any of the Company’s right by law or contract, such benefit or payment shall become the sole property of the Company and the Company may set-of such amount from any sums due to the Employee.

5.6.  Employee undertakes to use the Company’s Equipment and facilities only for the purpose of his employment.  The employee acknowledges and agrees that the Company is entitled to conduct inspections within the Company’s offices and on the Company’s computers, including inspections of electronic mail transmissions, interest usage and inspections of their content.  For the avoidance of any doubt, it is hereby clarified that all examination’s finding shall be the Company’s sole property.

5.7.  In any event of the termination of this Agreement, the Employee shall cooperate with the Company and use his best efforts to assist with the integration into the Company’s organization of the person or persons who will assume the Employee’s responsibilities.

6.  General Provisions

6.1.  This Agreement and all Appendixes attached hereto constitute the entire agreement between the parties hereto and supersedes all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, between the parties hereto with respect to the subject matter hereof.  Any amendment to this Agreement must be agreed to in writing by both parties.

6.2.  This Agreement shall be governed by and construed in accordance with the laws of the State of Israel and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the regional labor court in Tel-Aviv.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

Cell Kinetics Ltd.	Employee:

By: /s/ Jacob S. Weiss	/s/ Asaf Ben-Ayre
Title: Director

APPENDIX A

COMPENSATION

1.  Salary.  The Employee shall be entitled to a gross monthly salary of NIS 40,000 (the “Salary”) and will change to NIS 50,000 when the Company completes a successful fund raising from third parties or the public in an amount of US$ 4 million or more.  The Company will annually evaluate the performance of both the Employee and the Company and will determine, at the Company’s sole discretion, whether to increase the Employee’s Salary and, if so, in what amount.

2.  Insurance Policies.  The Company shall insure the Employee under an accepted ‘Manager’s Insurance Scheme’ and/or a pension fund according to the Employee’s instructions (the “Managers Insurance”),and as follows:  (i) the Company shall pay an amount equal to 5% of the Employee’s Salary towards the Managers Insurance for the Employee’s benefit and shall deduct 5% from the Employee’s Salary and pay such amount towards the Managers Insurance for the Employee’s benefit (the various components of the Managers Insurance shall be fixed at the discretion of the Employee); (ii) the Company shall pay an amount equal to 8 1/3% of the Employee’s Salary towards a fund for severance compensation; and (iii) the Company shall pay an amount of up to 2½ % of the Employee’s Salary towards disability insurance.  The amounts will be paid up to the maximum total amount prescribed by the Income Tax Ordinance

3.  Keren Hishtalmut.  The Company and the Employee shall open and maintain a `Keren Hishtalmut’ Fund (the “Fund”).  Subject to the maximum amount stated in Section 3(e) of the Income Tax Ordinance 1961 (the “Income Tax Ordinance”), the Company shall contribute to such Fund an amount equal to 7½% of each monthly Salary payment, and the Employee shall contribute to such Fund an amount equal to 2½% of each monthly Salary payment.  The Employee hereby instructs the Company to transfer to such Fund the amount of the Employee’s contribution from each monthly Salary payment.  The amounts will be paid up to the maximum total amount prescribed by the Income Tax Ordinance.  For the avoidance of any doubt, in the event that the Employee shall accrue an aggregate total amount in the Fund exceeding the maximum total amount prescribed by the Income Tax Ordinance, such extra amount shall be deemed as revenue income.

4.  Funds Release.  The Managers Insurance and the Fund (including the amounts contributed by the Company) shall be transferred to the Employee, upon the termination of the Employee’s employment under any circumstances.  However and subject to any applicable law, the severance compensation shall not be transferred to the Employee, upon the termination of the Employee’s employment for Cause.

5.  Vacation and Sick Leave.  Subject to the provisions of the Annual Vacation Law-1951 (the “Vacation Law”), the Employee shall be entitled to 21 vacation work days (the “Vacation Days”), with respect to each twelve (12) months’ period of continuous employment with the Company.  These Vacation Days include the number of paid vacation days to which the Employee is entitled in accordance with the Vacation Law (the “Vacation Law Days”).  The Employee shall not be entitled to carry forward or to redeem any unused vacation days in excess of the Vacation Law Days without the agreement of the Board.

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For the avoidance of doubt, the dates of the Employee’s vacation shall be determined by the Company, in its own discretion, in accordance with the Company’s needs, and to the extent possible, taking into consideration the Employee’s request.  The Company shall be entitled to set uniform dates for vacation to all or part of its employees, with respect to all or any part of the vacation days, as it shall deem fit.

The Employee shall be entitled to sick leave in accordance with the provisions of the Sick Pay Law-1976.

6.  Options.

(A)  The Company undertakes to establish a stock option plan for the Company (the “Plan”).

(B)  A recommendation will be submitted to the Board of Directors of the Company to grant to the Employee the following rights under the Option Plan, subject to the absolute discretion of the Board:  During the initial three year term of this Agreement to grant to Employee in the aggregate a number of options to purchase Company common shares at par value, which will be equal to 2% of the issued shares of the Company on the date of this Agreement (i.e., 20,000 Shares).  The options shall vest and have the term as follows:

(1)  6,000 of such options will vest on December 31, 2006; 1,750 will vest on each of the following dates:  March 31, 2007, June 30, 2007; September 30, 2007; December 31, 2007; March 31, 2008, June 30, 2008; September 30, 2008; December 31, 2008, provided the Employee is an employee of the Company at such dates, respectively; and

(2)  (a) During the time the Employee is employed by the Company the options shall expire if not exercised within 7 years of vesting or 4 years from the initial public offering of the Company (the “IPO”), whichever is sooner, or (b) if not exercised prior to the termination of the Employees employment with the Company, then 7 years of vesting or, if the IPO occurred, six months from the termination of the employment of the Employee with the Company, whichever is sooner.

(C)  Subject to the sole discretion and determination of the board of directors (the “Board”) of the Company and/or the compensation and options committee of the Company and subject to the terms of the Plan and option agreement which shall be approved and adopted by the Company (and which shall include, inter alia, the exercise price of the options, the vesting periods and all the other terms and conditions with respect to the options), the Employee may be granted additional options after such three year period.

(D)  Each option under this Paragraph 6 will entitle the Employee to purchase one (1) Common Share of the Company (the “Options”), subject to any dilution.  The Employee undertakes to take all actions and to sign all documents required, at the discretion of the Company, in order to give effect to and enforce the above terms and conditions.  Any tax liability in connection with the Options (including with respect to the grant, exercise, sale of the Options or the shares receivable upon their exercise) shall be borne solely by the Employee.

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(E)  In the event there is no liquidity event in the Company (sale of the Company to a third party or an initial public offering) within 4 years of this Agreement, the parties will agree on a fair basis for valuing the options based on the fair market of the Company at the time and the Company upon Employees written request will purchase the options from Employee at such value.

(F)  In the event that controlling ownership of the Company is sold by Medis to a third party (excluding a public offering) during the employment of the Employee, there shall be an acceleration of vesting of the next 12 months of option vesting dates from the effective date of the acquisition.  In the event of a termination of this Agreement by the Company under Paragraph 1.3 of this Agreement, there shall be an acceleration of the vesting of the next vesting date from the date on which the Notice period under Paragraph 1.3 ends.

7.  Vehicle.  For the purpose of his employment, the Company shall provide the Employee, with a vehicle of a make and size to be determined by the Company (the “Car”).  The Company shall bear all the fixed and variable costs of the car, including licenses, insurance, gas and repairs but the Company shall not bear costs of any tickets, traffic offense or fines of any kind.  For the avoidance of any doubt, it is agreed that with regard to any tax obligations, the Employee shall not be entitled to any grossing up of the Car benefits.

The Employee shall:  (i) take good care of the Car and ensure that the provisions and conditions of any policy of insurance relating thereto are observed (including the provisions with respect to the protection of the Car); and (ii) in the event that the Employee’s employment terminates for whatever reason, he/she will forthwith return the Car with the keys and all licenses and other documentation relating to the Car, to the Company.  The Car shall be used in accordance with the Company’s policy as shall be in effect from time to time.

The Employee shall not have any lien right in the Car or in any document or property relating thereto.

8.  Business Expenses.  The Company shall reimburse the Employee for necessary and customary business expenses incurred by the Employee, in accordance with Company policy as determined by the Company from time to time.

9.  Cell phone and Laptop.  The Employee shall be entitled to a Company cell phone and laptop computer, and to a home fax and high speed internet connection, for use in connection with Employee’s duties hereunder.  The Company shall bear all expenses relating to the Employee’s use and maintenance of such tools attributed to the Employee under this subsection.  Any tax liability with respect to such benefits shall not be grossed up.

10.  Taxes.  The Company shall withhold or charge the Employee with all taxes and other compulsory payments as required under law in respect of, or resulting from, the compensation paid to or received by him/her and in respect of all the benefits that the Employee is or may be entitled to.

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APPENDIX B

THIS UNDERTAKING (“Undertaking”) is entered into as of the 1st day of May, 2006, by Asaf Ben-Arye ID No. 57666844, an individual residing at 30 Yefe Nof St. Zichron Yaakov, Israel, Israel (the “Employee”).

WHEREAS, the Employee wishes to be employed by Cell Kinetics Ltd., an Israeli company (the “Company”); and

WHEREAS, the Company wishes to employ the Employee, subject to his/her executing this Undertaking in the Company’s favor.

NOW, THEREFORE, the Employee undertakes and warrants towards the Company and any subsidiary and parent company of the Company as follows:

1.	Confidential Information.

1.1.
The Employee acknowledges that he/she will have access to confidential and proprietary information, including information concerning activities of the Company and any of its parent, subsidiary and affiliated companies, and that he/she will have access to technology regarding the product research and development, patents, copyrights, customers (including customer lists), marketing plans, strategies, forecasts, trade secrets, test results, formulae, processes, data, know-how, improvements, inventions, techniques and products (actual or planned) of the Company and any of its parent, subsidiary and affiliated companies.  Such information in any form or media, whether documentary, written, oral or computer generated, shall be deemed to be and referred to herein as “Proprietary Information”.

1.2.
During the term of his/her employment or at any time after termination thereof for any reason, the Employee shall not disclose to any person or entity without the prior consent of the Company any Proprietary Information, whether oral or in writing or in any other form, obtained by the Employee while in the employ of the Company (including, but not limited to, the processes and technologies utilized and to be utilized in the Company’s business, the methods and results of the Company’s research, technical or financial information, employment terms and conditions of the Employee and other Company employees or any other information or data relating to the business of the Company or any information with respect to any of the Company’s customers).  Disclosure of Proprietary Information by Employee pursuant to a court order will not be deemed a violation hereunder provided the minimum information necessary was disclosed to meet the order and that the Company was given at least 30 days written notice of the court order prior to the disclosure.

1.3.
Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company irrespective of form, but excluding information that has become a part of the public domain not as a result of a breach of this Undertaking by the Employee.

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1.4.
The Employee agrees that all memoranda, books, notes, records (contained on any media whatsoever), charts, formulae, specifications, lists and other documents made, compiled, received, held or used by the Employee while in the employ of the Company, concerning any phase of the Company’s business or its trade secrets (the “Materials”), shall be the Company’s sole property and all originals or copies thereof shall be delivered by the Employee to the Company upon termination of the Employee’s employment or at any earlier or other time at the request of the Company, without the Employee retaining any copies thereof.

2.
Unfair Competition and Solicitation.  The Employee acknowledges that the provisions of this Undertaking are reasonable and necessary to legitimately protect the Company’s Proprietary Information, its property (including intellectual property) and its goodwill (the “Company’s Major Assets”).  The Employee further acknowledges that he/she has carefully reviewed the provisions of this Undertaking, he/she fully understands the consequences thereof and he/she has assessed the respective advantages and disadvantages to him/her of entering into this Undertaking.

In light of the above provisions, the Employee undertakes:

2.1.
That during the term of his/her employment in the Company and for a period of twelve (12) months thereafter, he/she shall not engage, establish, open or in any manner whatsoever become involved, directly or indirectly, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which is reasonably likely to involve or require the use of any of the Company’s Major Assets.

2.2.
That during the term of his/her employment in the Company and for twelve (12) months thereafter, not to induce any employee of the Company or of any of its, parent subsidiary or affiliated companies to terminate such employee’s employment therewith.

3.
Ownership of Inventions.  The Employee will notify and disclose to the Company, or any persons designated by it, all information, improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by the Employee, either alone or jointly with others, during the Employee’s employment with the Company and connected therewith (all such information, improvements, inventions, formulae, processes, techniques, know-how, and data are hereinafter referred to as the:  “Inventions” or “Invention”) immediately upon discovery, receipt or invention as applicable.  In the event that the Employee, for any reason, refrains from delivering the Invention upon grant of notice regarding the Invention, as described above, the Employee shall notify the Employer of the Invention and specify in such notice the date in which the Invention shall be delivered to the Company and the reason for delay in such delivery.  The Invention shall be delivered as soon as possible thereinafter.  The rights to Inventions shall be as follows:

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(A)	Inventions which are in the area of the Company’s business activity (i.e., cell biology and/or cytometry and/or diagnostics) shall be the property of the Company.

(B)
Other Inventions in the medical, biological or medical instrumentation fields shall be proposed to the Company and the Company shall within 90 days inform the Employee in writing if it is interested in pursuing commercially such Invention and if not if it objects to the Employee pursuant it during the time he is employed by the Company.  If the Company decides to pursue commercialization of the Invention the Employee will deliver the Invention to the Company and the Employee and the Company will negotiate a fair additional compensation for the Employee in regard to the revenues from the Invention (such as a royalty or equity in a dedicated spin-off entity created for the purpose of commercializing the Invention).

(C)
Notwithstanding (B) above, inventions in the area of orthopedic devices, as well as Inventions not falling under (A) or (B) above, may be kept by Employee without disclosure or assignment to the Company.

Delivery of the notice and the Invention shall be in writing, supplemented with a detailed description of the Invention and the relevant documentation.  The Employee agrees that all the Inventions under Paragraph (A) and those selected by the Company for commercialization under Paragraph (B) shall be the sole property of the Company and its assignees, and the Company and its assignees shall be the sole owner of all patents and other rights in connection with such Inventions.  The Employee hereby assigns to the Company any rights the Employee may have or acquire in such Inventions.

The Employee further agrees as to all such Inventions delivered to the Company to assist the Company, or any persons designated by it, in every proper way to obtain and from time to time enforce such inventions in any way including by way of patents over such Inventions in any and all countries, and to that effect the Employee will execute all documents for use in applying for and obtaining patents over and enforcing such Inventions, as the Company may desire, together with any assignments of such Inventions to the Company or persons or entities designated by it.

Except as otherwise expressly provided above, the Employee shall not be entitled, with respect to all of the above, to any monetary consideration or any other consideration except as explicitly set forth in Appendix A hereto, or in any other written agreement or arrangement signed by the Company.  With respect to all of the above any, oral understanding, communication or agreement not duly signed by the Company shall be void.

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4.	General.

4.1.
The Employee acknowledges that the provisions of this Undertaking serve as an integral part of the terms of his/her employment and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof.  If any provision of this Undertaking (including any sentence, clause or part thereof) shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.  In addition, if any particular provision contained in this undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

4.2.
The provisions of this Undertaking shall continue and remain in full force and effect as to facts or events arising during the period of the employment of the Employee hereunder following the termination of the employment relationship between the Company and the Employee for whatever reason.  This Undertaking shall not serve in any manner as to derogate from any of the Employee’s obligations and liabilities under any applicable law.

/s/ Asaf Ben-Ayre
Employee

/s/ Asaf Ben-Ayre
Signature

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